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                                                                    Exhibit 5.1

                                   June 19, 1998


NeoMagic Corporation
3260 Jay Street
Santa Clara, CA  95054

     RE:  REGISTRATION STATEMENT OF FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 19, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1998 Nonstatutory Stock Option Plan (the "Plan") and an aggregate of 875,000 additional Shares reserved for issuance under the Amended 1993 Stock Plan (the "1933 Plan", the 1998 Plan and the 1993 Plan collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation